SHEP TECHNOLOGIES INC.
QUARTERLY REPORT - FORM 51-901F
For the Quarter Ended September 30, 2003
(All amounts expressed in United States Dollars, unless otherwise stated)

SHEP TECHNOLOGIES INC.
("The Company")

SCHEDULE A: FINANCIAL STATEMENTS

See attached unaudited consolidated financial statements and the notes to the unaudited statements for the quarter ended September 30, 2003.

SCHEDULE B: SUPPLEMENTARY INFORMATION

All amounts in the unaudited consolidated financial statements and in this Form 51-901F are stated in United States
Dollars, unless otherwise explicitly stated.

1.     Analysis of expenses and deferred costs.

        See attached unaudited consolidated financial statements and the notes to the unaudited statements for the quarter ended September 30, 2003.

2.     Related party transactions.

        See attached unaudited consolidated financial statements and the notes to the unaudited statements for the quarter ended September 30, 2003.

3.     Summary of securities issued and options granted during the period:

        a)   Summary of securities issued during the quarter:

              On September 8, 2003, the Company completed a private placement consisting of 400,000 units at a price of $1.00 per unit for gross proceeds of $400,000. Each unit consists of one share of common stock and one-half of one non-transferable share purchase warrant whereby each whole warrant entitles the holder to acquire one additional share of common stock at a price of $1.25 per share for a period of one year. The
              Company incurred $45,000 of share issuance costs associated with the private placement.

              On July 15, 2003, the Company completed a private placement consisting of 384,615 units at a price of
              $1.30 per unit for gross proceeds of $500,000. Each unit consists of one share of common stock and one-
              half of one non-transferable share purchase warrant whereby each whole warrant entitles the holder to acquire one additional share of common stock at a price of $1.50 per share for a period of one year. The
              Company incurred $62,500 of share issuance costs associated with the private placement.

        b)   Summary of stock options granted during the quarter:

              There were no stock option grants during the quarter.

4.     Summary of securities as at the end of the reporting period:

        a)   Description of authorized share capital including number of shares for each class, dividend rates on preferred shares and whether or not cumulative redemption and conversion provisions:

              See attached unaudited consolidated financial statements and the notes to the unaudited statements for the quarter ended September 30, 2003.

        b)   Number and recorded value for shares issued and outstanding:

              See attached unaudited consolidated financial statements for the quarter ended September 30, 2003.

        c)   Description of options, warrants and convertible securities outstanding, including any number or amount, exercise or conversion price and expiry date, and any recorded value:

        A summary of stock options outstanding at September 30, 2003 is as follows:
	Outstanding Options			Exercisable Options
Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$1.00	1,525,000	5.3 years	$ 1.00	1,116,666	$ 1.00

A summary of warrants outstanding at September 30, 2003 follows:

As of September 30, 2003, the following warrants are outstanding:

        511,333 warrants exercisable at a price of $1.25 per share expiring March 12, 2004
           (extended 6 months during the quarter, from September 12, 2003 to March 12, 2004).
        122,834 warrants exercisable at a price of $1.25 per share expiring February 28, 2004.
        294,118 warrants exercisable at a price of $1.25 per share expiring April 3, 2004.
        219,299 warrants exercisable at a price of $1.25 per share expiring May 23, 2005.
        307,018 warrants exercisable at a price of $1.25 per share expiring June 11, 2005.
        192,308 warrants exercisable at a price of $1.50 per share expiring July 15, 2004.
        200,000 warrants exercisable at a price of $1.25 per share expiring September 7, 2004.

As of September 30, 2003, the following convertible securities are outstanding:

        Convertible securities - none.

        d)   Number of shares in each class of shares subject to escrow or pooling agreements:

        There were no shares subject to escrow or pooling arrangements at September 30, 2003.

5.      Names of the directors and officers as at the date this report was signed and filed.

Directors: Officers:

Bowen, Clive A.- Director
Burke, Malcolm P.- Director
Evans, W. Ray- Director
Humphrey, Peter R.- Director
Loy, Betty Anne- Director
Moore, Tracy A.- Director

Burke, Malcolm P.- President and CEO
Moore, Tracy A.- Chief Financial Officer and Secretary
Brown, Robert K. - Chief Technology Officer

SHEP TECHNOLOGIES INC.
QUARTERLY REPORT - FORM 51-901F
For the Quarter Ended September 30, 2003
(All amounts expressed in United States Dollars, unless otherwise stated)

SHEP TECHNOLOGIES INC.
("The Company")

SCHEDULE C: MANAGEMENT DISCUSSION AND ANALYSIS

Overview

The Company's results include the accounts of the SHEP Technologies Inc. a Yukon corporation and its direct and indirect wholly-owned subsidiaries: SHEP Limited, an Isle of Man corporation; SHEP Technology, Inc., a Maine corporation; SHEP Technologies, Inc., a Delaware corporation, and SHEP Technologies (UK), Inc. an English corporation.

Operating and Financial Review and Prospects

The following discussion and analysis of the financial condition and operating results of the interim period ended
September 30, 2003 and should be read in conjunction with the financial statements and related notes attached. (See
Financial Statements.) These are the results of our business acquired as at September 12, 2002, which for generally accepted accounting principles in the United States of America, require that the historical comparative results of the accounting acquirer become the results of the legal parent (previously Inside Holdings Inc.).

Our business is in the development stage and has limited revenues in its last two fiscal years. In the past, we have acquired necessary capital through the limited issuance of common shares, increasing indebtedness and through advances from related parties. There is no assurance that these sources will continue to be available in future operating periods.

Operating Results

SALES. Sales reflect revenue generated from the sale of prototype units. In the three and nine months ended
September 30, 2003, we did not generate any sales. In the three and nine months ended September 30, 2002, we generated sales of $Nil and $22,400 respectively. Sales revenue in the comparative period related to transactions with a single customer; we have not generated any other sales revenue since we completed the work under that contract.

COST OF GOODS SOLD. Our cost of goods sold represents the cost of direct labor and materials consumed to earn sales revenue. Since we did not generate any sales in the nine months ended September 30, 2003, we did not incur any cost of sales. In the three and nine months ended September 30, 2003, we incurred costs of goods sold of
$Nil and $16,800 respectively.

DEPRECIATION AND AMORTIZATION. We record depreciation on our capital assets and amortization expense on our capitalized patent costs. In the three and nine months ended September 30, 2003, we recorded depreciation and amortization expense of $109,400 and $144,200 respectively. In the comparative periods, we recorded depreciation and amortization expense of $3,600 and $10,400 for the three and nine months ended
September 30, 2002. The increase in expense reflects equipment purchases made in the latter half of last year.
Furthermore, in the current fiscal quarter, we reviewed the valuation of patents pending. We concluded that, given uncertainty regarding the ability to generate revenues from these intangible assets, that we should record a charge of
$85,000 to bring the net book value of intangible assets to zero.

RESEARCH AND DEVELOPMENT. Research and development expense reflects contract fees paid to develop our technology. Research and development expense was $280,300 for the three months ended September 30, 2003 and $400,600 for the nine months ended September 30, 2003. We did not incur any research and development expense in the nine months ended September 30, 2002. The majority of research and development expense pertains to payments made to one contractor, Pi Technology.

SELLING, GENERAL AND ADMINISTRATIVE. Our selling, general and administrative expenses consist primarily of management and consulting fees, salaries and benefits, travel and professional frees. Starting in late
2002, we also incurred investor relations expense. Our selling, general and administrative expenses incurred with unrelated parties was $296,900 for the three months ended September 30, 2003, compared to $60,700 for the comparative period. Our selling, general and administrative expenses incurred with unrelated parties were $795,900 for the nine months ended September 30, 2003, compared to $488,400 for the comparative period in 2002.

We incurred $179,800 of selling general and administrative expenses with related parties in the three months ended
September 30, 2003, compared to $48,000 in the comparative period. We incurred $1,077,100 of selling, general and administrative expenses with related parties in the nine months ended September 30, 2003, up from $129,000 in the corresponding period in the previous fiscal year. The primary reason for the increase was that we incurred stock-
based compensation expense of $759,500.

Apart from the stock-based compensation expense, our selling general and administrative costs increased in aggregate due to the added filing and reporting costs and investor relations expense with associated our status as a public company. We also undertook more activity in the current period associated with corporate finance, legal, audit and filing fees associated with private placements and research and development project administration.

INTEREST INCOME. We earn interest income from surplus funds on deposit. Interest income for the nine months ended September 30, 2003 was $200 compared to $1,000 for the nine months ended September 30, 2002. Interest income earned in the three months ended September 30, 2003 and 2002 was insignificant.

INTEREST EXPENSE. We incur interest expense on a loan payable. Our interest expense for the three and nine months ended September 30, 2003 was $2,000 and $5,900 respectively. We did not incur any interest expense in the nine months ended September 30, 2002.

Liquidity and Capital Resources

As at September 30, 2003, our total cash was $575,800, our working capital was $345,300, and our stockholders'
equity was $375,900. Since inception, we have incurred cumulative losses of $4,286,000. We have been actively seeking new investment to further operations. In the current fiscal year we have closed private placements aggregating $2,098,400 to address short-term operating requirements. We are actively pursuing more significant investments from a number of possible private placement sources.

Our Company is in the development stage and expects to remain in the development stage for the current operating year. We do not expect to generate cash flow from operations in the present year.

We have planned capital expenditures in the form of development of a UK prototype platform vehicle for the next
12 months amounting to $2,300,000. At this time we are continuing discussions with a number of potential sources of funding for this and for other operating requirements in the current operating year, although there are currently no agreements, commitments or understandings with respect to any financing.

In the nine months ended September 30, 2003, our operations consumed $1,567,100. Our net loss of $2,423,400 was partially offset by depreciation and amortization of $144,200 and by non-cash stock-based compensation of
$794,000. Our working capital consumed $81,900, for net cash consumed by operations of $1,567,100. The increase in working capital related to funds held in trust to fund salaries payable to our prospective CEO and to an increase in the balance of prepaid expenses associated with prepayments for development work. In the nine months ended
September 30, 2002, our operations consumed $777,800.

We did not have any investing activities in the nine months ended September 30, 2003, but we spent $59,700 on machinery and equipment and $80,300 on intangible assets in the nine months ended September 30, 2002. These expenditures were offset by cash of $382,000 acquired on purchase of subsidiaries.

In the nine months ended September 30, 2003, we generated $2,098,400 from financing activities. Of this amount,
$2,098,400 was from the sale of equity securities, $11,000 from related party advances and $40,000 was generated from a loan. In the nine months ended September 30, 2002, we generated $795,100 from financing activities.

Changes in foreign exchange rates reduced our cash balance by $300.

In total, our cash and cash equivalents increased by $571,500 to $575,800.

In 2002, our business was funded by related party advances and advances from what is now the legal parent of
SHEP Limited, SHEP Technologies Inc. (previously Inside Holdings Inc.).

In advance of SHEP Limited's acquisition by Inside Holdings Inc., SHEP Limited's founding shareholders advanced to SHEP Limited an additional $678,200, $504,300 of which was subsequently forgiven. Inside Holdings
Inc. advanced a further $471,900 to SHEP Limited in advance of its acquisition of SHEP Limited. In addition to these sources of funds, on October 30, 2002, we (formerly Inside Holdings Inc.) closed a private placement of
$967,000, selling an additional 1,289,332 shares of our stock. $917,000 of these funds were advanced to Inside
Holdings Inc. in advance of the SHEP Limited acquisition, and $471,935 of these funds were advanced to SHEP
Limited in advance of its acquisition Inside Holdings Inc. A further bridge loan of $60,000 was advanced to us just prior to December 31, 2002 to continue to fund operations to year-end.

As a result of the combination of SHEP Limited and SHEP Technologies Inc. (previously Inside Holdings Inc.) and various equity transactions, the majority of the loans used to fund operations have been forgiven or are eliminated on consolidation. The one remaining obligation, other than accounts payable and accrued liabilities incurred in the ordinary course of business, is a loan of $100,000 that is due on the earlier of (1) January 31, 2004; and (2) when we raise equity financing of more than $1,000,000.

At September 30, 2003, we had a cash balance of $575,800, and working capital of $345,300. Our current working capital is not sufficient to meet our business operating objectives. Our ability to satisfy projected working capital requirements is entirely dependent upon our ability to secure additional funding through public or private sales of securities, including equity securities. There is no assurance that we will be able to secure the necessary capital on terms acceptable to us or at all.